LOCORR INVESTMENT TRUST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement dated as of February 14, 2011, as amended (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement and desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree to amend the Agreement as following:

1. Section 15, Term of Agreement; Amendment and Section 17, Early Termination
shall be superseded and replaced with the following:

15. Term of Agreement; Amendment

This Agreement shall become effective as of December 1, 2017 and will continue in effect for a period of five (5) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

17.	Early Termination

In the absence of any material breach of this Agreement or complete liquidation and termination of the Trust, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous costs associated with a-c above.

2.	All references in the Agreement to “out of pocket expenses” are replaced with “miscellaneous expenses”.

3.	Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By:/s/Jon C. Essen	By:/s/Anita M. Zagrodnik

Name: Jon C. Essen	Name: Anita M. Zagrodnik

Title: Treasurer/Trustee	Title: Senior VP

Date: 12/1/17	Date: 1/19/18

Amended Exhibit B to the Fund Accounting Servicing Agreement - LoCorr Investment Trust

Fund Accounting, Fund Administration, Portfolio Compliance, and Compliance Support Services Fee Schedule at December 2017

Combined Annual Fee Based Upon Average Net Assets Per Fund*
___% (9 basis points) on the first $75 million
___% (7 basis points) on the next $250 million
___% (5 basis points) on the balance
Minimum annual fee:  $___ per fund

•	Base fee of $___ for each additional class
•
Base fee of $___ per additional manager I sub-advisor requiring individual reporting. (If all reporting is at fund level, no sub-advisor charges apply. If sub-advisor reporting is necessary, this fee will be waived for the first year of operation.

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee*
o	$___ per year per service line and per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Services Included
•	Daily Performance Reporting
•	Advisor Information Source Web Portal

Additional Services
Available but not Included above are the following services - Dally compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI Increase - All·Urban Consumers - U.S. City Average Fees are calculated pro rata and billed monthly

Amended Exhibit B (continued) to the Fund Accounting Servicing Agreement - LoCorr Investment Trust

Fund Accounting Pricing and Factor Services Fee Schedule at December 2017

Data Services

Pricing Services
•	$__ - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
•	$__ - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
•	$__ - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
•	$__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
•	$__ - Bank Loans
•	$__- Swaptions
•	$__- Intraday money market funds pricing, up to 3 times per day
•	$__ - Credit Default Swaps
•	$__ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)
•	$__ per Foreign Equity Security per Month
•	$__ per Domestic Equity Security per Month
•	$__ per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable Jaws, rules or regulations require additional work or expenses related to services provided (e.g. compliance with new liquidity risk management and reporting requirements).

Factor Services (BondBuyer)
•	$__ /GMO/Month
•	$__ /Mortgage Backed/Month
•	$__ /Month Minimum/Fund Group

Fair Value Services (Interactive Data)
•	$__ on the First 100 Securities/Day
•	$__ on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change. Use of alternative sources may result in additional fees.